Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	May 3, 2018

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Reports First-Quarter 2018 Financial Results
Increases Annual Guidance for 2018 Distributable Cash Flow to $1.08 Billion
TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) today reported net income of $210.9 million for first quarter 2018 compared to $222.7 million for first quarter 2017.
Distributable cash flow (DCF), a non-generally accepted accounting principles (non-GAAP) financial measure that represents the amount of cash generated during the period that is available to pay distributions, was $258.9 million for first quarter 2018 compared to $227.6 million for first quarter 2017. First-quarter 2018 net income and DCF were negatively impacted by a $16.0 million expense related to a one-time cumulative adjustment to correct an error made by the partnership’s third-party actuary for pension valuation estimates, dating back to 2010.
Diluted net income per limited partner unit was 92 cents in first quarter 2018 and 98 cents in first quarter 2017. Diluted net income per unit excluding mark-to-market (MTM) commodity-related pricing adjustments, a non-GAAP financial measure, was 98 cents for first quarter 2018, or $1.05 excluding the 7-cent unfavorable impact of the one-time pension correction. These results were higher than the 95-cent guidance provided by management in early February primarily due to stronger-than-expected refined products and crude oil shipments on the partnership’s pipeline systems.
“Magellan kicked off the year 2018 with solid financial results and strong demand for our fee-based transportation and terminals services,” said Michael Mears, chief executive officer. “Our outlook for the remainder of 2018 has strengthened based on favorable market conditions for refined products and crude oil pipeline shipments combined with an improved commodity pricing environment. Looking beyond the current year, we remain optimistic about a number of potential expansion projects in advanced stages of review that could further benefit Magellan’s future results.”
An analysis by segment comparing first quarter 2018 to first quarter 2017 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation and amortization:
Refined products. Refined products operating margin was $211.4 million, a decrease of $9.9 million primarily related to the impact of MTM adjustments for exchange-traded futures contracts used to hedge the partnership’s commodity-related activities. Otherwise, financial results from this segment’s fee-based activities increased between periods.

Transportation and terminals revenue increased $18.5 million between periods driven by strong demand for refined products in large part due to higher distillate demand in crude oil production regions served by the partnership. The current period also benefited from higher storage and other ancillary service fees along Magellan’s refined products pipeline system associated with increased customer activity.
Operating expenses increased slightly as higher personnel costs from the pension correction and higher power costs associated with moving incremental volume were largely offset by lower environmental accruals and lower asset retirements during the current period.
Product margin (a non-GAAP measure defined as product sales revenue less cost of product sales) decreased $30.0 million between periods due in part to the recognition of lower unrealized gains on open futures contracts used to economically hedge the partnership’s commodity-related activities during the current period. Details of these MTM commodity-related and other inventory adjustments can be found on the Distributable Cash Flow Reconciliation to Net Income schedule that accompanies this news release. The partnership’s cash product margin, which reflects only transactions that settled during the quarter, also declined between periods due to lower butane blending volumes and higher butane costs.
Crude oil. Crude oil operating margin was $127.7 million, an increase of $25.7 million. Transportation and terminals revenue increased $21.2 million primarily due to contributions from the partnership’s recently-constructed splitter in Corpus Christi that began commercial operations in June 2017. The current period also benefited from higher average rates on the Longhorn pipeline and significantly more volume on the partnership’s Houston distribution system, resulting in a lower overall average rate per barrel due to the substantially lower tariff related to these shorter-haul movements.
Earnings of non-controlled entities increased $11.0 million primarily due to higher earnings from BridgeTex Pipeline Company, LLC, which is owned 50% by Magellan. The higher BridgeTex earnings were mainly attributable to new commitments that began in first quarter 2018 for recently-added pipeline capacity, volumes from BridgeTex’s Eaglebine origin that began service in second quarter 2017 and more spot shipments. The partnership also benefited from higher earnings from Saddlehorn Pipeline Company, LLC, which is owned 40% by Magellan, due to increased shipments associated with a step-up in committed volumes in Sept. 2017.
Operating expenses increased $6.2 million primarily due to higher costs associated with the partnership’s new condensate splitter that began commercial operations in June 2017, higher power costs for more pipeline movements and higher personnel costs due to the pension correction.
Marine storage. Marine storage operating margin was $30.0 million, a decrease of $4.5 million. Transportation and terminals revenue was essentially flat as lower utilization, resulting from the timing of maintenance work and tanks damaged by Hurricane Harvey that are still under repair, was mostly offset by higher storage rates during the current period. Operating expenses increased $5.3 million due to less favorable product overages (which reduce operating expenses), higher personnel costs resulting from the pension correction and increased integrity spending due to timing of maintenance work.
Other items. Depreciation and amortization increased due to recent expansion capital expenditures, and G&A expense increased because of higher personnel costs resulting from the pension correction and an increase in employee headcount due to the partnership’s growth. Other expense also increased due to the non-service component of the pension correction.

Net interest expense increased as a result of additional borrowings to finance expansion capital spending. As of March 31, 2018, the partnership had $4.6 billion of debt outstanding, with no borrowings outstanding on its commercial paper program and $74.2 million of cash on hand.

Expansion capital projects
Magellan remains focused on expansion opportunities and continues to develop incremental investment opportunities expected to generate attractive returns. Based on the progress of expansion projects already underway, the partnership expects to spend approximately $950 million in 2018 and $425 million in 2019 to complete its current slate of construction projects. This spending profile is $100 million higher than previous estimates primarily due to the recently-launched project to construct a new fractionator in Frost, Texas that is expected to be operational in late 2019.
Magellan continues to make significant progress on its other construction projects. Expansion of the Seabrook Logistics joint venture, which includes the addition of 1.7 million barrels of storage and connectivity to Magellan’s Houston crude oil distribution system, is nearing completion and is expected to commence operations in early third quarter. Further, construction activities continue for the addition of new dock capacity at the partnership’s Galena Park marine terminal, which is expected to be fully operational by late 2018.
Tank construction is underway at the partnership’s joint-venture marine terminal in Pasadena, Texas. The initial 1 million barrels of storage is still targeted to be in-service by Jan. 2019, with an additional 4 million barrels of storage expected to come online by Jan. 2020. The pipeline steel has been ordered and permit and right-of-way work are in progress for the Delaware Basin crude oil pipeline and East Houston-to-Hearne refined products pipeline, with both expected to be operational in mid-2019. As indicated during the partnership’s recent analyst day, Magellan is currently evaluating optimization of the Delaware Basin project through a joint venture or undivided joint interest arrangement with a third party.
Magellan also continues to evaluate well in excess of $500 million of potential organic growth projects in earlier stages of development as well as acquisition opportunities, all of which have been excluded from the partnership’s spending estimates at this time. Active discussions with potential customers continue to further develop the partnership’s joint-venture marine terminal in Pasadena and its Seabrook Logistics crude oil joint venture.
Discussions also continue regarding new infrastructure investments in West Texas and other regions of Texas for both crude oil and refined products service. An open season is currently underway to assess customer interest for the potential expansion of the partnership’s western leg of its refined products pipeline system in Texas. Significant interest has been expressed from potential shippers for this proposed pipeline expansion, with the open season recently extended by one week to May 16 to provide interested shippers additional time to finalize their commitments.

Financial guidance
As a result of strong financial performance to date and the partnership’s expectations for the remainder of the year, management is increasing its annual DCF guidance by $30 million to $1.08 billion for 2018, which would represent a record year for Magellan and 1.2 times the amount needed to pay projected cash distributions for 2018. Management remains committed to its stated goal of increasing annual cash distributions by 8% for 2018.
Based on the recent favorable pricing differential between the Permian Basin and Houston that encourages spot shipments on the Longhorn and BridgeTex pipelines, current guidance assumes spot shipments occur on both pipelines through the third quarter of 2018, generating additional DCF for Magellan. As a result, volumes are now assumed to average 265,000 barrels per day (bpd) on the Longhorn pipeline and 350,000 bpd on the BridgeTex pipeline for 2018.
Although almost all existing Longhorn customers have now extended their contracts under current terms for an additional two years as allowed by the expiring agreements, Magellan remains in active discussions with shippers to extend the length of their contracts. While demand for space on the Longhorn pipeline is strong, the current pricing environment for long-term commitments on crude oil pipelines originating from the Permian Basin is competitive. As a result, DCF guidance continues to assume average tariff rates for the Longhorn pipeline will likely be lower beginning in the fourth quarter of 2018 after the current contracts expire on Sept. 30.
Including actual results so far this year, net income per limited partner unit is estimated to be $4.10 for 2018, with second-quarter guidance of 95 cents. Guidance excludes future MTM adjustments on the partnership’s commodity-related activities.
Looking further ahead, management continues to target annual DCF growth in the range of 5% to 8% for both 2019 and 2020. Management has indicated its intention to manage distribution growth consistent with its expectations for DCF growth for the foreseeable future while maintaining annual distribution coverage of 1.2 times, which correspondingly could result in annual distribution growth of 5% to 8% each year as well.

Earnings call details
An analyst call with management to discuss first-quarter financial results, outlook for the remainder of 2018 and the status of significant expansion projects is scheduled today at 1:30 p.m. Eastern. To join the conference call, dial (877) 260-1479 and provide code 9386289. Investors also may listen to the call via the partnership’s website at www.magellanlp.com/investors/webcasts.aspx.
Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on May 9. To access the replay, dial (888) 203-1112 and provide code 9386289. The replay also will be available at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, adjusted EBITDA, DCF and net income per unit excluding MTM commodity-related pricing adjustments and the one-time pension correction, which are important performance measures used by management.
Operating margin reflects operating profit before G&A expense and depreciation and amortization. This measure forms the basis of the partnership’s internal financial reporting and is used by management to evaluate the economic performance of the partnership’s operations.
Product margin, which is calculated as product sales revenue less cost of product sales, is used by management to evaluate the profitability of the partnership’s commodity-related activities.
Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of an entity.
DCF is important in determining the amount of cash generated from the partnership’s operations that is available for distribution to its unitholders. Management uses this performance measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period and for determining the payouts under the partnership’s equity-based incentive plan.
Reconciliations of operating margin to operating profit and adjusted EBITDA and DCF to net income accompany this news release.
The partnership uses exchange-traded futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities. Most of these futures contracts do not qualify for hedge accounting treatment. However, because these futures contracts are generally effective at hedging price changes, management believes the partnership’s profitability should be evaluated excluding the unrealized gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management excludes future MTM commodity-related pricing adjustments (and did not anticipate the one-time pension correction), a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
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Forward-Looking Statement Disclaimer
Portions of this document constitute forward-looking statements as defined by federal law. Forward-looking statements can be identified by words such as: plan, goal, target, guidance, believe, estimate, expect, projected, future, may, will and similar references to future periods. Although management of Magellan Midstream Partners, L.P. believes such statements are based on reasonable assumptions, actual outcomes may be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: (1) its ability to identify growth projects and to complete identified projects on time and at expected costs; (2) price fluctuations and changes in demand for refined petroleum products, crude oil and natural gas liquids, or changes in demand for transportation, storage, blending or processing of those commodities through its existing or planned facilities; (3) changes in the partnership’s tariff rates or other terms as required by state or federal regulatory authorities; (4) shut-downs or cutbacks at refineries or other businesses that use or supply the partnership’s services; (5) changes in the throughput or interruption in service on pipelines or other facilities owned and operated by third parties and connected to the partnership’s terminals, pipelines or other facilities; (6) the occurrence of operational hazards or unforeseen interruptions; (7) the treatment of the partnership as a corporation for federal or state income tax purposes or the partnership becoming subject to significant forms of other taxation; (8) an increase in the competition the partnership’s operations encounter; (9) disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital spending; and (10) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission, including the partnership’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2017 and subsequent reports on Form 8-K. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, especially under the heading “Risk Factors.” Forward-looking statements made by the partnership in this release are based only on information currently known, and the partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances learned of or occurring after today's date.

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2017	2018
Transportation and terminals revenue	$392,671	$431,937
Product sales revenue	245,620	241,592
Affiliate management fee revenue	3,783	5,250
Total revenue	642,074	678,779
Costs and expenses:
Operating	131,592	143,296
Cost of product sales	172,876	199,592
Depreciation and amortization	47,298	51,879
General and administrative	40,281	46,556
Total costs and expenses	392,047	441,323
Earnings of non-controlled entities	21,446	34,538
Operating profit	271,473	271,994
Interest expense	51,212	56,652
Interest capitalized	(4,197)	(4,647)
Interest income	(292)	(579)
Other expense	1,170	8,724
Income before provision for income taxes	223,580	211,844
Provision for income taxes	844	934
Net income	$222,736	$210,910

Basic net income per limited partner unit	$0.98	$0.92

Diluted net income per limited partner unit	$0.98	$0.92

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	228,109	228,320

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	228,159	228,360

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended
	March 31,
	2017	2018
Refined products:
Transportation revenue per barrel shipped	$1.461	$1.464
Volume shipped (million barrels):
Gasoline	66.2	67.6
Distillates	37.9	43.0
Aviation fuel	5.9	6.3
Liquefied petroleum gases	1.1	1.1
Total volume shipped	111.1	118.0

Crude oil:
Magellan 100%-owned assets:
Transportation revenue per barrel shipped	$1.543	$1.241
Volume shipped (million barrels)	41.3	55.7
Crude oil terminal average utilization (million barrels per month)	16.5	16.0
Select joint venture pipelines:
BridgeTex - volume shipped (million barrels)(1)	18.9	28.3
Saddlehorn - volume shipped (million barrels)(2)	4.0	5.8

Marine storage:
Marine terminal average utilization (million barrels per month)	24.0	22.6

(1) These volumes reflect the total shipments for the BridgeTex pipeline, which is owned 50% by Magellan.
(2) These volumes reflect the total shipments for the Saddlehorn pipeline, which is owned 40% by Magellan.

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended
	March 31,
	2017	2018
Refined products:
Transportation and terminals revenue	$241,905	$260,394
Affiliate management fee revenue	329	297
Earnings of non-controlled entities	111	2,318
Less: Operating expenses	93,533	94,049
Transportation and terminals margin	148,812	168,960
Product sales revenue	240,170	232,774
Less: Cost of product sales	167,681	190,333
Product margin	72,489	42,441
Operating margin	$221,301	$211,401

Crude oil:
Transportation and terminals revenue	$105,053	$126,258
Affiliate management fee revenue	3,134	4,016
Earnings of non-controlled entities	20,650	31,608
Less: Operating expenses	27,418	33,591
Transportation and terminals margin	101,419	128,291
Product sales revenue	3,103	6,439
Less: Cost of product sales	2,577	7,050
Product margin	526	(611)
Operating margin	$101,945	$127,680

Marine storage:
Transportation and terminals revenue	$46,407	$46,200
Affiliate management fee revenue	320	937
Earnings of non-controlled entities	685	612
Less: Operating expenses	12,655	17,964
Transportation and terminals margin	34,757	29,785
Product sales revenue	2,347	2,379
Less: Cost of product sales	2,618	2,209
Product margin	(271)	170
Operating margin	$34,486	$29,955

Segment operating margin	$357,732	$369,036
Add: Allocated corporate depreciation costs	1,320	1,393
Total operating margin	359,052	370,429
Less:
Depreciation and amortization expense	47,298	51,879
General and administrative expense	40,281	46,556
Total operating profit	$271,473	$271,994

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT
EXCLUDING COMMODITY-RELATED ADJUSTMENTS TO GAAP MEASURES
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	March 31, 2018
	Net Income	Basic Net Income Per Limited Partner Unit	Diluted Net Income Per Limited Partner Unit
As reported	$210,910	$0.92	$0.92
Unrealized derivative losses associated with future physical product sales(1)	13,833	0.06	0.06
Inventory valuation adjustments associated with future physical product transactions	574	—	—
Excluding commodity-related adjustments(2)	$225,317	$0.98	$0.98

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	228,320
Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	228,360

(1) Includes unrealized derivative gains and losses from the partnership's non-controlled entities.
(2) Please see Distributable Cash Flow Reconciliation to Net Income for further descriptions of commodity-related adjustments.

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended
	March 31,		2018
	2017	2018	Guidance

Net income	$222,736	$210,910	$936,000
Interest expense, net	46,723	51,426	215,000
Depreciation and amortization	47,298	51,879	208,000
Equity-based incentive compensation(1)	(9,728)	(2,653)	17,000
Loss on sale and retirement of assets	3,461	1,997	10,000
Commodity-related adjustments:
Derivative (gains) losses recognized in the period associated with future product transactions(2)	(6,705)	11,479
Derivative losses recognized in previous periods associated with product sales completed in the period(2)	(20,008)	(20,412)
Inventory valuation adjustments(3)	2,940	(1,098)
Total commodity-related adjustments	(23,773)	(10,031)	(40,000)
Cash distributions received from non-controlled entities in excess of earnings	159	17,216	30,000
Other(4)	1,450	3,644	4,000
Adjusted EBITDA	288,326	324,388	1,380,000
Interest expense, net, excluding debt issuance cost amortization	(45,897)	(50,586)	(210,000)
Maintenance capital(5)	(14,829)	(14,860)	(90,000)
Distributable cash flow	$227,600	$258,942	$1,080,000

(1)
Because the partnership intends to satisfy vesting of unit awards under its equity-based incentive compensation plan with the issuance of limited partner units, expenses related to this plan generally are deemed non-cash and added back for DCF purposes. The equity-based compensation adjustment for the three months ended March 31, 2017 and 2018 was $4.2 million and $6.6 million, respectively. However, the figures above include adjustments of $13.9 million and $9.3 million, respectively, for cash payments associated with the equity-based incentive compensation plan, which primarily include tax withholdings.

(2)
Certain derivatives used by the partnership as economic hedges have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in net income. The partnership excludes the net impact of these hedges from its determination of DCF until the related products are physically sold. In the period in which these hedged products are physically sold, the net impact of the associated hedges is included in its determination of DCF.

(3)
The partnership adjusts DCF for lower of average cost or net realizable value adjustments related to inventory and firm purchase commitments as well as market valuation of short positions recognized each period as these are non-cash items. In subsequent periods when the partnership physically sells or purchases the related products, it adjusts DCF for the valuation adjustments previously recognized.

(4)
Other adjustments in 2018 include a $3.6 million one-time adjustment recorded to partners' capital as required by the partnership's adoption of Accounting Standards Update 2014-09, Revenue from Contracts with Customers. The amount represents cash that the partnership had previously received for deficiency payments but did not yet recognize in net income under the previous revenue recognition standard. Other adjustments in 2017 include payments received from HollyFrontier Corporation in conjunction with the February 2016 Osage Pipe Line Company, LLC ("Osage") exchange transaction. These payments replaced distributions the partnership would have received had the Osage transaction not occurred and are, therefore, included in the partnership's calculation of DCF.

(5)
Maintenance capital expenditures maintain existing assets of the partnership and do not generate incremental DCF (i.e. incremental returns to the unitholders). For this reason, the partnership deducts maintenance capital expenditures to determine DCF.